UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT NO. 333-12670

REGISTRATION STATEMENT NO. 333-98425

REGISTRATION STATEMENT NO. 333-12672

REGISTRATION STATEMENT NO. 333-101452

REGISTRATION STATEMENT NO. 333-107975

REGISTRATION STATEMENT NO. 333-116596

REGISTRATION STATEMENT NO. 333-132251

REGISTRATION STATEMENT NO. 333-153436

REGISTRATION STATEMENT NO. 333-162489

REGISTRATION STATEMENT NO. 333-210794

UNDER

THE SECURITIES ACT OF 1933

O2MICRO INTERNATIONAL LIMITED

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(state or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Grand Pavilion Commercial Centre

West Bay Road, P.O. Box 32331

Grand Cayman KY1-1209, Cayman Islands

(345) 945-1110

(Address of principal executive office)

Option to Purchase Shares Dated as of September 15, 1998

1999 Stock Incentive Plan

2005 Share Option Plan

2005 Share Incentive Plan

1999 Employee Stock Purchase Plan

2009 Employee Stock Purchase Plan

2015 Share Incentive Plan

(Full Title of the Plan)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

O2Micro International Limited (the “Registrant”) is filing this post-effective (this “Post-Effective Amendment”) to the following registration statements on Form S-8 (collectively, the “Registration Statements”) to deregister all unsold securities originally registered by the Registrant pursuant to the Registration Statements:

i.	Registration Statement No. 333-12670, filed with the Securities and Exchange Commission (the “Commission”) on October 2, 2000, with respect to a total of 50,000,000 ordinary shares of the Registrant;
ii.	Registration Statement No. 333-98425, filed with the Commission on August 20, 2002, with respect to a total of 300,000 ordinary shares of the Registrant, par value $0.001 per share, thereby registered for option to purchase shares dated as of September 15, 1998;
iii.	Registration Statement No. 333-12672, filed with the Commission;
iv.	Registration Statement No. 333-101452, filed with the Commission on November 25, 2002, with respect to a total of 1,500,000 ordinary shares of the Registrant, par value $0.001 per share, thereby registered pursuant to Registrant’s 1999 Stock Incentive Plan;
v.	Registration Statement No. 333-107975, filed with the Commission on August 14, 2003, with respect to a total of 1,500,000 ordinary shares of the Registrant, par value $0.001 per share, thereby registered pursuant to Registrant’s 1999 Stock Incentive Plan;
vi.	Registration Statement No. 333-116596, filed with the Commission on June 17, 2004, with respect to a total of 1,000,000 ordinary shares of the Registrant, par value $0.001 per share, thereby registered pursuant to Registrant’s 1999 Stock Incentive Plan;
vii.	Registration Statement No. 333-132251, filed with the Commission on March 7, 2006, with respect to (i) a total of 100,000,000 ordinary shares, par value $0.00002 per share, thereby registered pursuant to Registrant’s 2005 Share Option Plan, and (ii) a total of 75,000,000 ordinary shares, par value $0.00002 per share, thereby registered pursuant to Registrant’s 2005 Share Incentive Plan;
viii.	Registration Statement No. 333-153436, filed with the Commission on September 11, 2008, with respect to a total of 20,000,000 ordinary shares, par value $0.00002 per share, thereby registered pursuant to Registrant’s 1999 Employee Stock Purchase Plan;
ix.	Registration Statement No. 333-162489, filed with the Commission on October 15, 2009, with respect to (i) a total of 75,000,000 ordinary shares, par value $0.00002 per share, thereby registered pursuant to Registrant’s 2005 Share Option Plan, (ii) a total of 50,000,000 ordinary shares, par value $0.00002 per share, thereby registered pursuant to Registrant’s 2005 Share Incentive Plan, and (iii) a total of 25,000,000 ordinary shares, par value $0.00002 per share, thereby registered pursuant to Registrant’s 2009 Employee Stock Purchase Plan; and
x.	Registration Statement No. 333-210794, filed with the Commission on April 18, 2016, with respect to a total of 100,000,000 ordinary shares, par value $0.00002 per share, thereby registered pursuant to Registrant’s 2015 Share Incentive Plan.

On September 30, 2022, the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”) with FNOF Precious Honour Limited, a company incorporated under the laws of British Virgin Islands (“Parent”), and Rim Peak Technology Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Parent (“Merger Sub”). On March 3, 2023 (the “Effective Time”), pursuant to the Merger Agreement, Merger Sub was merged with and into the Registrant, with the Registrant being the surviving company and becoming a wholly owned subsidiary of Parent (the “Merger”). Upon completion of the Merger, the Registrant became a privately held company.

As a result of the Merger, the Registrant has terminated all offerings of its securities pursuant to the Registration Statements. The Registrant hereby removes from registration, by means of this Post-Effective Amendment, any and all of the securities registered under the Registration Statements that remained unsold as of the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the People’s Republic of China on March 8, 2023.

O2Micro International Limited

By:	/s/ Sterling Du
Name:	Sterling Du
Title:	Chief Executive Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.